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                                                                    EXHIBIT 10.2

                               TERMS OF AGREEMENT
                                    between
                             MEDICAL ALLIANCE, INC,
                                      and
                             COHERENT MEDICAL GROUP

Coherent will provide:

(1)      UltraPulse 5000C CO(2) laser systems including the laser console, the
         0.2 mm and 1.0 mm handpieces, the TrueSpotTM 3.0 mm handpiece, the Oral Pharyngeal Accessory System, and a "cradle" to facilitate transportation of the laser systems.

(2) Seven laser systems for the initial pool. The lasers will be located in the following territories: Dallas, Chicago, South Texas, Atlanta, Washington DC, St. Louis and Cincinnati. Additional laser systems may be added by mutual consent if both parties' agree that their anticipated financial return justifies the addition. The schedule for delivery of the seven systems, provided Medical Alliance meets the criteria for shipping each system, is:

                 System #1                 Delivered        Dallas
                 System #2                 4/1/95           South Texas
                 System #3                 4/1/95           Atlanta
                 System #4                 4/1/95           Chicago
                 System #5                 4/15/95          Philadelphia
                 System #6                 4/22/95          St. Louis
                 System #7                 4/29/95          Cincinnati

(3) One Computerized Pattern Generator ("Scanner") when it is available and cleared by FDA. We anticipate the first deliveries of this product in June, 1995. Medical Alliance may purchase additional Scanners, upgrades and other accessories at normal prices.

(4) Maintenance and service, including parts, labor and on-site maintenance, to keep the laser systems operating at factory specifications.

(5) Support for each Medical Alliance course including course binders and attendance by the local Coherent sales representative. Coherent Clinical Educators will attend selected courses where the faculty is not experienced in laser safety and physics presentations.

(6) Practice enhancement material, including patient videos, patient brochures, and mailers, at the normal Coherent restocking prices for UltraPulse customers. Medical Alliance may resell this material to their customers.
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Medical Alliance will provide:

(1) A minimum of two physician training courses in each territory to qualify surgeons to use the UltraPulse system. The UltraPulse system will be shipped for the first workshop. The second workshop must occur within 30 days of the UltraPulse shipment. The goal is a minimum attendance of 15 surgeons at each workshop. If this goal is not met, then Medical Alliance will schedule additional training courses in the territory.

(2) A monthly report, within 30 days of each calendar month end, of gross revenue earned by UltraPulse procedures. The report is to be summarized by territory, with customer names, number of procedures performed and revenue amounts for each customer. The first report is due for the month of February 1995.

(3) A payment ("revenue sharing amount") with each monthly report equal to 40% of the gross revenue earned from UltraPulse procedures, up to a maximum gross revenue of $15,000 times the number of laser systems that have been provided by Coherent plus 20% of the amount by which gross revenue earned from UltraPulse procedures exceeds $15,000 times the number of laser systems that have been provided by Coherent.

         Example #1: Assuming that Coherent has provided two laser systems and that gross revenue from UltraPulse procedures for the two systems totals $28,000. The payment to Coherent would be $11,200 computed as follows:

                          (40% x $28,000)                           $11,200

         Example #2: Assuming that Coherent has provided two laser systems and that gross revenue from UltraPulse procedures for the two systems totals $34,000. The payment to Coherent would be $12,800 computed as follows:

                          (40% x $15,000 x 2 laser systems)         $12,000
                          (20% x ($34,000 - $30,000))               +   800
                                                                    -------
                          Total                                     $12,800
                                                                    =======

(4) Until the South Texas territory unit is delivered, the System #1 revenue sharing payment will equal 20% of the gross revenue earned from procedures done with that system. After the system is delivered for the South Texas territory, System #1 will be included in the revenue sharing described in item 3.

(5)      Transportation cost for the equipment is to be paid for by Medical
         Alliance.

(6)      Medical Alliance will be responsible for any sales or use taxes.

(7) Certificate of insurance under property insurance policies for the value of laser systems and accessories provided under this agreement.





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Other agreements:

(1)      This agreement is effective February 10, 1995.

(2) Medical Alliance and Coherent will review the revenue sharing after six months. If the average revenue sharing from the pool is less than $4,000 per laser then the appropriate down-sizing of the pool will be negotiated. If the pool is down-sized, then the option price for the pool will be reduced by the market value of the returned laser(s) less refurbishing, warranty and sales expenses, but in any case however the reduction to the option pool will not be less than the pre-reduction total option pool adjusted to remove accessories and delivery systems, divided by the number of lasers in the pool prior to the downsizing less the refurbishing costs.

(3) This agreement may be canceled by either party with 90 days prior written notice.

(4) While this agreement is in effect, Medical Alliance will have the option to purchase the pool of lasers provided under this agreement at any time. This option may only be exercised to purchase the entire pool of laser systems, unless Coherent has given 90 days notice of cancellation per item 3 above. The method of determining the option price is described in Attachment A.

(5) If Coherent has given 90 days notice of cancellation per item 3 above, Medical Alliance may exercise the option described in item 4 above for the entire pool or any portion of the pool of laser systems. If Medical Alliance elects to purchase only a portion of the pool, the accrued "option credits" (defined in Attachment A) may be applied to purchase the oldest lasers in the pool.

(6) If the agreement is canceled by either party, and if Medical Alliance decides not exercise their option to purchase the pool of lasers provided under this agreement, Medical Alliance may continue this arrangement for any individual laser systems,, not purchased, beyond the termination of this agreement for a maximum of nine months from the date the unit was shipped to Medical Alliance. This right for any particular laser system not purchased by Medical Alliance may be revoked by Coherent with 30 days written notice if the revenue sharing amount for such laser system is less than $4,000 per laser in any month after contract termination. Medical Alliance has the option to supplement revenue sharing amounts to Coherent in order to avoid such cancellation.

(7) Laser systems and accessories provided under this agreement shall remain the property of Coherent until the buyout option described above is exercised and all payments owed have been made.

(8) Coherent will have access, upon request, to Medical Alliance's accounting and other records necessary to verify the monthly report and payment amounts.





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(9)      Coherent agrees during the term of this agreement to keep all information provided by Medical Alliance confidential and secret including but not limited to customer lists, financial and marketing information, business documents, and any other information deemed confidential by Medical Alliance which may be learned by Coherent in the course of its business relationship with Medical Alliance. Information deemed confidential must be marked confidential or if disclosed orally must be confirmed in writing within ten days of disclosure. Such information, with the exception of Medical Alliance's customer list, will remain confidential for a period of two years following the date of termination of this agreement. Medical Alliance's customer list will remain confidential for a period of five years following the date of termination of this agreement. Coherent may use Medical Alliance's customer lists internally for sales of laser equipment only, and agrees not to make available such list in its entirety to any single Coherent area sales manager. Coherent agrees to notify any employee of Coherent upon disclosure of this confidential information, as to its confidential nature and will take all steps necessary to ensure that such employees and agents comply with the terms hereof. Upon the termination of this agreement, Coherent will return to Medical Alliance, at Medical Alliance's request, all copies, notes and abstracts of confidential information provided during the course of this contract, with the exception of customer lists and monthly reports as outlined in item 2 of the section entitled "Medical Alliance will provide:". All written information provided by Medical Alliance to Coherent prior to this agreement,, whether marked confidential or not, will be treated as ff marked confidential and handled in the same manner as confidential information provided for in this paragraph.

(10) Coherent agrees not to start, purchase, manage, or operate a mobile laser company which competes with Medical Alliance during the course of this contract. If the contract is canceled by Medical Alliance, either through written notice or by exercising the option to purchase the entire pool of lasers, then these restrictions will not continue after the termination date. Also if, after the initial six months of this agreement, Coherent cancels the contract because the average revenue sharing payment by Medical Alliance over any three month period is less than $4,000 per laser in the pool, then the restrictions will not continue after the termination date. Medical Alliance has the option to supplement revenue sharing amounts to Coherent in order to avoid such cancellation. If the contract is canceled by Coherent for any other reason, then these restrictions will continue for a period of 12 months following the termination date.

(11)     Indemnity and Insurance

         (a) Coherent shall indemnify, defend and hold harmless Medical Alliance and its employees and agents (and any successors) against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon them or any one of them in connection with any claims, suits, actions demands or judgments arising out of any theory of product liability concerning any Coherent equipment being supplied hereunder. This





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                 indemnification shall not apply to any liability, damage, loss or expense which arises out of an illness or injury attributable to the negligent activities, reckless misconduct or intentional misconduct of Medical Alliance. Coherent shall maintain product liability insurance during the term of this Agreement in aggregate amounts of at least $3 million and to name Medical Alliance as an additional insured under such policies.

         (b) Medical Alliance shall indemnify, defend and hold harmless Coherent and its employees and agents (and any successors) against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon them or any one of them in connection with any claims, suits, actions demands or judgments arising out of any negligent activities, reckless misconduct or intentional misconduct of Medical Alliance, its employees and agents. Medical Alliance shall maintain general liability insurance during the term of this Agreement in aggregate amounts of at least $3 million and to name Coherent as an additional insured under such policies.

         (c) Any party seeking indemnification hereunder, shall promptly notify the other party of any claim or suit for which indemnification is being sought and shall fully cooperate with the indemnifying party in handling any such claim.

         (d) The foregoing commitments shall survive termination of this Agreement.


/s/ Paul Herchman
- -------------------------------------       ----------------------------------
Paul Herchman                               Kenneth G. Witte
President                                   Director, Surgical Business Unit
Medical Alliance Inc.                       Coherent Medical Group





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